Exhibit 5.1

WARSHAW BURSTEIN, LLP 575 Lexington Avenue New York, NY 10022 Telephone: 212-984-7700 www.wbny.com

December 29, 2025

Safe & Green Holdings Corp.

990 Biscayne Blvd., Suite 501

Miami, Florida 33132

RE: Safe & Green Holdings Corp.-Resale Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Safe & Green Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 and the preliminary prospectus forming a part of the registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) and, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus relates to the registration of the proposed offering of shares of common stock (the “Shares”), par value $0.01 per share, of the Company (the “Common Stock”). The Shares, referred to herein as the “Securities.”

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Amended and Restated Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

The Shares have been duly authorized by all necessary corporate action on the part of the Company. The Shares are validly issued, fully paid and nonassessable.

WARSHAW BURSTEIN, LLP

Safe & Green Holdings Corp.

December 29, 2025

The opinion expressed herein is limited to the Delaware General Corporation Law and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Warshaw Burstein LLP

Warshaw Burstein LLP